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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:  Affymetrix, Inc.
          ----------------
          Edward M. Hurwitz                      Anne Bowdidge
          Vice President and                     Director of Investor Relations
          Chief Financial Officer                (408) 731-5925
          (408) 731-5000

                    Affymetrix Responds to Incyte Genomics Lawsuit

SANTA CLARA, Calif., Aug. 21 -- Affymetrix, Inc. (Nasdaq: AFFX - NEWS) today responded to the announcement by Incyte Genomics, Inc. (Nasdaq: INCY - NEWS) that Incyte has filed suit in the U.S. District Court for the Northern District of California alleging infringement of U.S. Patent Nos. 5,716,785 and 5,891,636.

Affymetrix said that the patents claim a specific sample preparation technique and have been issued only in the United States. Affymetrix believes that based on prior art, some of which was developed by an Affymetrix scientist, it has strong defenses to the claims and will defend against the lawsuit vigorously. Affymetrix also noted that alternative sample preparation techniques are available, some of which are proprietary to Affymetrix.

"This lawsuit comes as no surprise because Incyte has been threatening us and our customers with these patents for some time. Given the prior art, we believe that a court will appreciate that the patent claims are not valid or are not infringed. In addition, we believe there are other non-infringing sample preparation alternatives available," stated Vern Norviel, Senior Vice President and General Counsel.

Affymetrix is a leader in developing and commercializing systems to acquire, analyze and manage complex genetic information in order to improve the quality of life. The Company's GeneChip-Registered Trademark- system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner, and other instruments to process the probe arrays and software to analyze and manage genetic information. The Company's spotted array system enables individual researchers to create and analyze custom microarrays on an easy-to-use, cost efficient platform. Additional information on Affymetrix and GeneChip technology can be found at www.affymetrix.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing, market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10- K for the year ended December 31, 1999 and Affymetrix' other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

NOTE: Affymetrix, GeneChip and the Affymetrix logo are registered trademarks used by Affymetrix, Inc.